UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)
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Galaxy Nutritional Foods, Inc.

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Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders on Friday, January 18, 2008 at 10:00 a.m., Eastern Standard Time, at Galaxy's offices at 5955 T.G. Lee Blvd., Suite 201, Orlando, FL 32822.

The following Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting.   During the Annual Meeting we will also report on our operations.   Our 2007 Annual Report accompanies this Proxy Statement.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your proxy by mailing a completed proxy card or by voting over the telephone. Voting your proxy will ensure your representation at the Annual Meeting.

Sincerely,

/s/ Michael E. Broll
Michael E. Broll
Chief Executive Officer
December 14, 2007

GALAXY NUTRITIONAL FOODS, INC.
5955 T.G. Lee Blvd. Suite 201
Orlando, Florida 32822
(407) 855-5500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FRIDAY, JANUARY 18, 2008

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Galaxy Nutritional Foods, Inc. (“Galaxy” or the “Company”), will be held at 10:00 a.m., Eastern Standard Time, on Friday, January 18, 2008, at Galaxy's headquarters, located at 5955 T.G. Lee Blvd., Suite 201, Orlando, FL 32822 for the following purposes:

1.	To elect four directors, for a term of one year each, until the next Annual Meeting of Stockholders and until their successors are elected and qualified.

2.	To ratify the retention of Cross, Fernandez and Riley, LLP as the independent registered public accounting firm of Galaxy for the fiscal year ending March 31, 2008.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board has fixed the close of business on December 3, 2007, as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and all adjourned meetings thereof.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ LeAnn Hitchcock
LeAnn Hitchcock
Corporate Secretary
Orlando, Florida
December 14, 2007

STOCKHOLDERS ARE REQUESTED TO VOTE YOUR SHARES BY PHONE OR BY SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

INFORMATION CONCERNING MEETING, VOTING AND SOLICITATION	1-2
Time and Place	1
Record Date	1
Quorum and Required Vote	1
Revoking Your Proxy	2
Solicitation and Costs	2
Information About Galaxy Nutritional Foods, Inc	2
Questions	2

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS	3

PROPOSAL NO. 1 – ELECTION OF DIRECTORS	4-5
Board of Directors	4
Communications with the Board	4
Committees of the Board	4
Nominees	4
Vote Required for Election	5

PROPOSAL NO. 2 – RATIFICATION OF THE RETENTION OF GALAXY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	6-8
Auditor’s Fees	6
Audit Committee Pre-Approval Policies and Procedures	7
Audit Committee Report	7
Vote Required for Approval	8

CORPORATE GOVERNANCE	9
Director Independence	9
Code of Ethics	9
Standing Committees	9

EXECUTIVES & COMPENSATION	10-19
Directors, Executive Officers and Significant Employees	10
Compensation Discussion and Analysis	11
Summary Compensation Table	14
Grants of Plan-Based Awards for Fiscal 2007	15
Outstanding Equity Awards at March 31, 2007	16
Option Exercises and Stock Vested for Fiscal 2007	16
Director Compensation for Fiscal 2007	17
Compensation Committee Interlocks and Insider Participation	18
Other Related Party Transactions	19
Review, Approval or Ratification of Transactions with Related Parties	20

SECURITY OWNERSHIP AND RELATED STOCKHOLDER MATTERS	21-25
Equity Compensation Plan Information	21
Security Ownership of Certain Beneficial Owners	21
Security Ownership of Management	23
Change in Control	24
Section 16(a) Beneficial Ownership Reporting Compliance	24
Stock Performance Graph	25

OTHER BUSINESS	26

STOCKHOLDER PROPOSALS	26

AVAILABLE INFORMATION	26

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	26

GALAXY NUTRITIONAL FOODS, INC.
2441 Viscount Row
Orlando, Florida 32822

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF STOCKHOLDERS
to be held Friday, January 18, 2008

This proxy statement and the enclosed proxy card are first being mailed on or about December 21, 2007 to Galaxy’s stockholders entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”). References in this proxy statement to “Galaxy”, “we”, “us”, “our’, or the “Company” refers to Galaxy Nutritional Foods, Inc., a Delaware corporation.

INFORMATION CONCERNING MEETING, VOTING AND SOLICITATION

TIME AND PLACE

The Annual Meeting will be held on Friday, January 18, 2008, at 10:00 a.m., Eastern Standard Time, at Galaxy’s headquarters, located at 5955 T.G. Lee Blvd Suite 201, Orlando, FL 32822.

RECORD DATE

Only stockholders of record at the close of business on December 3, 2007 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Each stockholder will be entitled to cast one vote for each Common Share then owned. As of the Record Date, there were 17,110,016 Common Shares representing an equal number of votes entitled to be cast at the Annual Meeting.

QUORUM AND REQUIRED VOTE

The presence at the Annual Meeting in person or by proxy of the holders of at least a majority of the issued and outstanding Common Shares as of the Record Date is necessary to establish a quorum to conduct business at the Annual Meeting. Each stockholder is entitled to cast one vote for each Common Share owned on the Record Date. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of election appointed by the Board of Directors and will determine whether a quorum is present. At the Annual Meeting, we will be asking our stockholders to vote on a proposal 1) to elect certain directors; and 2) to ratify the retention of Cross, Fernandez, & Riley, LLP as the independent registered public accounting firm of Galaxy for the fiscal year ending March 31, 2008. Any stockholder given a proxy has the right to withhold authority for any named director or to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy.

Under Delaware law and our Certificate of Incorporation and Bylaws, the affirmative vote of only a majority of the votes cast at the Annual Meeting is necessary to approve Proposal No. 1 - Election of Directors and Proposal No. 2 - Ratification of the Retention of Galaxy’s Independent Registered Public Accounting Firm.

The Board urges you to vote your Common Shares by phone or by completing, dating and signing the enclosed proxy card and to returning it promptly in the enclosed postage prepaid envelope so that a quorum can be assured for the Annual Meeting and your Common Shares can be voted as you wish.

Stockholders holding Common Shares in "street name" should review the information provided to them by their nominee (such as a broker or bank). This information will describe the procedures to follow to instruct the nominee how to vote the street name shares and how to revoke previously given instructions.

Broker non-votes and abstentions are counted toward the establishment of a quorum for the Annual Meeting. Unless revoked, all properly executed proxies will be voted as specified. Proxies that are signed but that lack any specification will be voted “FOR” Proposal No. 1 - Election of Directors and Proposal No. 2 - Ratification of the Retention of Galaxy’s Independent Registered Public Accounting Firm.

The enclosed proxy, when properly signed, also confers discretionary authority with respect to other matters which may be properly brought before the Annual Meeting and of which the management was not aware prior to December 3, 2007, the last date that Galaxy considers to be a reasonable time prior to the mailing date for submitting stockholder proposals under the SEC's shareholder proposal rules. At the time of printing this Proxy Statement, the management of Galaxy is not aware of any other matters to be presented for action at the Annual Meeting. If, however, other matters which are not now known to the management should properly come before the Annual Meeting, the proxies hereby solicited will be exercised on such matters in accordance with the best judgment of the proxy holders. Common Shares represented by executed and unrevoked proxies will be voted in accordance with the instructions contained therein or, in the absence of such instructions, in accordance with the recommendations of the Board.

REVOKING YOUR PROXY

You may revoke your proxy by either (i) submitting a later dated proxy or a written revocation to the attention of LeAnn C. Hitchcock, Corporate Secretary, on or before January 17, 2008, or (ii) by attending the Annual Meeting and voting in person or giving notice of revocation in open meeting before the proxy is exercised. Attending the Annual Meeting will not, by itself, revoke a proxy.

SOLICITATION AND COSTS

The enclosed proxy is made by and solicited on behalf of our Board of Directors. Proxies may be solicited by the directors, officers and other employees of Galaxy, in person or by telephone, telegraph or mail only for use at the Annual Meeting. Galaxy will bear the costs of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy and all other costs of the Board's solicitation of Proxies for the Annual Meeting. Brokerage houses and other nominees, fiduciaries, and custodians nominally holding Common Shares as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such Common Shares, and will be reimbursed by us for their reasonable expenses.

INFORMATION ABOUT GALAXY NUTRITIONAL FOODS, INC.

Galaxy is principally engaged in developing and globally marketing plant-based cheese alternatives, organic dairy and other organic and natural food products to grocery and natural foods retailers, mass merchandisers and foodservice accounts. Veggie, the leading brand in the grocery cheese alternative category and Galaxy’s top selling product group, is primarily merchandised in the produce section and provides calcium and protein without cholesterol, saturated fat or trans-fat. Other popular brands include: Rice, Veggy, Vegan, Rice Vegan and Wholesome Valley. We are dedicated to developing nutritious and delicious food products made with high quality natural ingredients that exceed the expectations of today’s health conscious consumers.

QUESTIONS

If you have any questions about the Annual Meeting or the proposals to be voted on at the Annual Meeting, or if you need assistance with regard to voting your shares or need additional copies of this proxy statement or copies of any of our public filings referred to in this proxy statement, please contact our investor relations department at:

Galaxy Nutritional Foods, Inc.
5955 T.G. Lee Blvd., Suite 201
Orlando, Florida 32822
Attention: Investor Relations
Telephone No.: (407) 855-5500
Facsimile No.: (407) 855-1099

Our public filings can also be accessed at the SEC’s website at www.sec.gov.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

When used in this Proxy Statement the words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “project,” “estimate,” “may,” “will,” “could,” “should,” “potential,” or “continue” or the negative or variations of these words or similar expressions are intended to identify "forward-looking statements." Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from results presently anticipated or projected. Forward-looking statements in this report are not based on historical facts, but rather reflect the current expectations of our management concerning future results and events. It should be noted that the protections provided by Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, do not apply to the discussions in this Proxy Statement related to the "going private" transaction being submitted to the stockholders at the Annual Meeting. We have attempted to qualify our forward-looking statements with appropriate cautionary language to take advantage of the judicially created doctrine of "bespeaks caution" and other protections. Galaxy cautions you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Galaxy advises readers that Galaxy’s actual results may differ materially from any opinions or statements expressed with respect to future periods in any current statements in this Proxy Statement or in our other filings with the SEC.

We do not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Please see the section of this Proxy Statement entitled "Available Information."

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

BOARD OF DIRECTORS

The primary responsibility of the Board of Directors (the “Board”) is to foster the long-term success of Galaxy, consistent with its fiduciary duty to the stockholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the day-to-day operations of Galaxy. In fulfilling this role, each director must exercise his good faith business judgment of the best interests of Galaxy. We do not have a policy regarding Board members’ attendance at our Annual Meeting of Stockholders, but we do encourage all Board members to attend the Annual Stockholders’ Meeting. All Board members attended the last Annual Meeting of Stockholders held on September 29, 2006. The Board typically holds regular meetings throughout the year and special meetings are held when necessary. The Board met, or took written action in lieu of a meeting, thirteen times during the fiscal year ended March 31, 2007, and each director attended at least 75% of these meetings.

COMMUNICATIONS WITH THE BOARD

Stockholders who wish to communicate with the Board may do so by writing to Non-Management Directors, Board of Directors, Galaxy Nutritional Foods, Inc. 5955 T.G. Lee Blvd., Suite 201, Orlando, FL 32822 Attention: Corporate Secretary. The non-management directors have established procedures for the handling of communications from stockholders and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board are to be forwarded to the non-management directors. Communications that relate to ordinary business matters that are not within the scope of the Board's responsibilities, such as consumer complaints, are to be sent to the appropriate executive. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management director who wishes to review them.

COMMITTEES OF THE BOARD

Since January 2006, the Board maintains no separate standing committees. The functions of the audit committee, compensation committee and nominating committee are being carried out by the entire Board. Any issues that arise are addressed by the independent directors or the entire Board, as necessary. All directors were present for at least 75% of any meetings requiring functions of the committees.

On November 15, 2004, the Board determined that it would not establish a formal nominating committee and it adopted certain procedural guidelines for director nominations. All directors participate in the consideration and selection of director nominees. There have been no material changes to these procedures since their adoption in fiscal 2005.

The Board has adopted corporate governance guidelines and charters for its audit and compensation committee functions and a code of business conduct and ethics that applies to the members of its Board. All of these materials may be acquired free of charge by requesting a copy by writing to: Corporate Secretary, Galaxy Nutritional Foods, Inc. 5955 T.G. Lee Blvd., Suite 201, Orlando, FL 32822 or visiting Galaxy’s website at www.galaxyfoods.com.

Audit Committee
The functions of the audit committee are being carried out by the entire Board. Any issues that arise are addressed by the independent directors or the entire Board, as necessary. On August 17, 2006, the Board resolved that when the Board acts in the capacity of the audit committee, Mr. Robert S. Mohel would serve as the Audit Committee Chairman. Mr. Mohel was determined to be an "audit committee financial expert" within the meaning of the SEC regulations based on his experience as a practicing Certified Public Accountant.

Compensation Committee
Since January 2006, the Board has been operating without a formal compensation committee. Any issues that arise are addressed by the independent directors or the entire Board, as necessary. The Board evaluates and determines compensation for the Chief Executive Officer and then grants the Chief Executive Officer discretionary authority to evaluate and determine compensation for the other employees of Galaxy.

NOMINEES

Our Board is currently comprised of four members. It is proposed that the four directors presented hereon be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected and qualified.

All of the nominees are currently serving as directors of Galaxy, all have consented to being named herein and all have indicated their intention to serve as our directors, if elected. Mr. Lipka agreed to serve as a director of Galaxy at the request of Frederick A. DeLuca, a beneficial owner of more than 50% of Galaxy’s common stock. Both Mr. Lipka and Mr. DeLuca are members of the Board of Directors of Doctors Associates, Inc. The Board determined that each of the following nominees for director is independent as defined within the listing standards of the AMEX: Peter J. Jungsberger and Robert S. Mohel.

The nominees for the Board of Directors and certain information about them are set forth below:

DAVID H. LIPKA
Age:	77
First Elected:	2002
Experience:
Galaxy Nutritional Foods, Inc. - Chairman of the Board of Directors (Aug. 2003-present); Director of Doctors Associates, Inc. (Subway Stores) and consultant to SCIS Food Services Co. (2001-present); DCA Food Industries – various management positions including President & Chief Executive Officer (1955-1995).

Other Directorships:	Doctors Associates, Inc., Sublink Acquisition LLC

MICHAEL E. BROLL
Age:	59
First Elected:	2003
Experience:
Galaxy Nutritional Foods, Inc. - Chief Executive Officer (July 2004-present); Chef Solutions Inc., a subsidiary of Lufthansa Service Group - President and CEO (1999 to 2002); Allied-Domecq Retailing - head of its total supply chain for North America (1997 to 1999); Ready Pac Produce, Inc. - President and COO (1995 to 1997); Nestle USA - head of all supply chains for the chilled food group in North America (1993 to 1995); Pillsbury Company - Vice President of Operations for the bakery group supply chain (1991 to 1993)

Other Directorships:	None

PETER J. JUNGSBERGER
Age:	40
First Elected:	2006
Experience:	Futuristic Foods, Inc. – consultant (2003-2006); SCIS Food Services, Inc./ Chef Solutions, Inc. – Vice President of Sales (2002-2003); Landau Foods – Founder & CEO (1984-2002).
Other Directorships:	None

ROBERT S. MOHEL, CPA
Age:	53
First Elected:	2006
Experience:	Mohel, Elliott, Bauer & Gass CPA’s, P.A. – partner (June 1980-present).
Other Directorships:	None

VOTE REQUIRED FOR ELECTION

The affirmative vote of the holders of a majority of outstanding shares of common stock present or represented at the Annual Meeting is required for the election of each of the nominees named above. Unless you specify otherwise, your proxy will be voted “FOR” the election of the nominees named above, all of whom are now directors. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. If any nominee becomes unavailable, your proxy will be voted for a new nominee designated by the Board unless the Board reduces the number of directors to be elected. The Board knows of no reason why any nominee should be unable or unwilling to serve, but if such be the case, proxies will be voted for the election of some other person. In no event, however, shall the proxies be voted for a greater number of persons than the number of nominees named.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES DESCRIBED ABOVE.

PROPOSAL NO. 2 -	TO RATIFY THE RETENTION OF CROSS, FERNANDEZ & RILEY, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF GALAXY FOR THE FISCAL YEAR ENDING MARCH 31, 2008.

On July 18, 2006, the Board selected Cross, Fernandez & Riley, LLP (“CFR”), an independent member of the BDO Seidman Alliance network of firms, as the new independent accountant to audit the registrant’s financial statements. Certain employees of CFR were previously contracted by BDO Seidman, LLP (our former independent accountant) to perform audit work on Galaxy for the fiscal years ended March 31, 2006 and 2005. Approximately 55% and 75% of the total hours spent by the auditors in carrying out the audit of our financial statements for the fiscal years ended March 31, 2006 and 2005, respectively, were spent by CFR. All audit work conducted by CFR was reviewed by BDO Seidman. Other than communications in connection with the audit work performed by CFR for these periods and prior to July 18, 2006, there were no discussions between Galaxy and CFR regarding the application of accounting principles to specific completed or contemplated transactions, or the type of audit opinion that might be rendered on our financial statements. Furthermore, other than communications in connection with the audit work performed by CFR, no written or oral advice was provided by CFR that was an important factor considered by Galaxy in reaching a decision as to any accounting, auditing or financial reporting issue. Other than in connection with the audit work for the fiscal years ended March 31, 2006 and 2005, we have not consulted with CFR regarding any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions to this item) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

We expect that a representative of CFR will be present during the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

AUDITOR’S FEES

Audit Fees
With respect to the fiscal year ended March 31, 2007, the aggregate fees (including expenses) charged to Galaxy by CFR for auditing the annual financial statements and reviewing interim financial statements were $100,065. With respect to the fiscal years ended March 31, 2007 and 2006, the aggregate fees (including expenses) charged to Galaxy by BDO Seidman, LLP for auditing the annual financial statements and reviewing interim financial statements were $2,800 and $276,022, respectively. Audit fees consist of those fees incurred in connection with statutory and regulatory filings or engagements; fees necessary to perform an audit or review in accordance with Generally Accepted Auditing Standards; and services that generally only an independent accountant reasonably can provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC. These fees also include charges for the review and responses to SEC comment letters, accounting research in connection with the audit and audit committee meeting attendance.

Approximately 55% of the total hours spent by the auditors in carrying out the audit of our financial statements for the fiscal year ended March 31, 2006 were spent by CFR. CFR and its employees are not full-time, permanent employees of BDO Seidman, LLP.

Audit-Related Fees
During the fiscal years ended March 31, 2007 and 2006, CFR charged Galaxy $10,500 and $8,280, respectively. BDO Seidman, LLP charged Galaxy $6,468 and $6,313 during the fiscal years ended March 31, 2007 and 2006, respectively. Audit-related fees consist of the fees for auditing our 401k plan, due diligence procedures and research and consultation on proposed transactions.

Tax Fees
CFR prepared our annual federal and state income tax returns and assisted Galaxy in some additional tax research. During each of the fiscal years ended March 31, 2007 and 2006, CFR charged Galaxy $8,767 and $8,418, respectively for these services. BDO Seidman, LLP did not render any tax services during the fiscal years ended March 31, 2007 and 2006.

All Other Fees
There were no fees for other services charged to Galaxy by CFR or BDO Seidman, LLP during the fiscal years ended March 31, 2007 and 2006.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee's pre-approval policy is as follows:

•
The Audit Committee will review and pre-approve on an annual basis any known audit, audit-related, tax and all other services, along with acceptable cost levels, to be performed by any audit firm. The Audit Committee may revise the pre-approved services during the period based on subsequent determinations. Pre-approved services typically include: statutory audits, quarterly reviews, regulatory filing requirements, consultation on new accounting and disclosure standards, employee benefit plan audits, reviews and reporting on our internal controls and specified tax matters.

•	Any proposed service that is not pre-approved on an annual basis requires a specific pre-approval by the Audit Committee, including cost level approval.

•
The Audit Committee may delegate pre-approval authority to the Audit Committee chairman. The chairman must report to the Audit Committee, at the next Audit Committee meeting, any pre-approval decisions made.

Since January 2006, the Board has been fulfilling the function of the audit committee. On August 17, 2006, the Board resolved that when the Board acts in the capacity of the audit committee, Mr. Robert S. Mohel would serve as the Audit Committee Chairman. Mr. Mohel was determined to be an "audit committee financial expert" within the meaning of the regulations of the SEC based on his experience as a practicing Certified Public Accountant. As a company quoted on the OTC Bulletin Board, we are not subject to any independence standards. However, we strive to have a Board comprised of at least 50% independent directors. The Board considers Mr. Jungsberger and Mr. Mohel to be independent directors as neither of them receive compensation from Galaxy other than for their services on the Board of Directors. It is the Board's intent that if issues arise that require action be taken by independent directors, those issues will be addressed by the independent directors of the Board as necessary.

The Audit Committee is responsible for approving all engagements to perform audit or non-audit services prior to Galaxy’s engaging CFR or BDO Seidman, LLP. All of the services under the headings Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees were approved by the Audit Committee pursuant to Rule 2-01 paragraph (c)(7)(i)(C) of Regulation S-X of the Exchange Act.

The Audit Committee considered and determined that CFR’s and BDO Seidman, LLP’s provision of non-audit services to Galaxy during the fiscal years ended March 31, 2007 and 2006 is compatible with maintaining their independence.

AUDIT COMMITTEE REPORT FOR FISCAL YEAR ENDED MARCH 31, 2007

The Board as the Audit Committee operates under a written charter, which sets forth its responsibilities and duties, as well as requirements for the Committee’s composition and meetings. The Board as the Audit Committee held four telephonic meetings during the fiscal year ended March 31, 2007 and all Board members were in attendance for at least 75% of these meetings.

Since January 2006, the Board has been fulfilling the function of the audit committee. It is the Board's intent that if issues arise that require action be taken by independent directors, those issues will be addressed by the remaining independent directors of the Board as necessary. At each of the meetings, the Board reviewed and discussed the audited and non-audited financial statements, various business risks of Galaxy, financial management, accounting, and internal control issues with the Chief Financial Officer, the Internal Auditor, and CFR.

In each of its quarterly and annual meetings with representatives from CFR, Galaxy’s independent registered public accounting firm, the Board had them address the following issues:
•	Are the significant judgments and accounting estimates made by management in preparing the financial statements appropriate?
•
Based on the auditor’s experience, and their knowledge of Galaxy, do Galaxy’s financial statements fairly present to investors, Galaxy’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•	Based on the auditor’s experience, and their knowledge of Galaxy, has Galaxy implemented sufficient internal controls that are appropriate?
•
During the reporting period, have there been any disagreements with management or have the auditors received any communication indicating any improprieties with respect to Galaxy’s management, accounting and reporting procedures or reports?

The Board discussed with its independent registered public accounting firm the relationship by which they are retained by the Board and are required to raise any concerns about Galaxy’s management or financial reporting and procedures directly with the Board. In this context, the Board discussed with the independent public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Board received from CFR the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Board discussed with CFR that firm’s independence. The Board concluded that CFR is independent from Galaxy and its management.

Based on the Board’s review and discussions with Galaxy’s management, CFR and BDO Seidman, LLP, the Board recommended that Galaxy’s audited financial statements for Galaxy be included in Galaxy’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 to be filed with the Securities Exchange Commission.

The Audit Committee reviewed and discussed the fees paid to CFR and BDO Seidman, LLP during fiscal 2007 for audit, audit-related, tax and other services, and determined that the provision of non-audit services is compatible with CFR’s and BDO Seidman, LLP’s independence.

Respectively submitted by the members of the Board of Directors on December 10, 2007:
David H. Lipka
Michael E. Broll
Peter J. Jungsberger
Robert S. Mohel

VOTE REQUIRED FOR APPROVAL

The affirmative vote of the holders of a majority of outstanding shares of common stock present or represented at the Annual Meeting is required for the approval of this proposal. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RETENTION OF CROSS, FERNANDEZ & RILEY, LLP AS GALAXY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

Our Board is responsible for overseeing and interacting with senior management with respect to key aspects of our business, including strategic planning, management development and succession, operating performance, compliance and stockholder returns. It is the responsibility of the Board to select and evaluate a well-qualified Chief Executive Officer of high integrity, and to approve the appointment of other members of the senior management team. The Board provides general advice and counsel to our Chief Executive Officer and other senior executives.

As of December 10, 2007, the Board is comprised of the four positions. The current members of the Board are David H. Lipka, Michael E. Broll, Peter J. Jungsberger and Robert S. Mohel.

The Board typically holds regular meetings throughout the year and special meetings are held when necessary. We do not have a policy with regard to directors' attendance at Annual Meetings of Stockholders. However, the members of the Board typically attend the Annual Meeting of Stockholders, unless an emergency prevents them from doing so, and an organizational meeting follows immediately thereafter. All Board members attended the last Annual Meeting of Stockholders held on September 29, 2006. The Board of Directors met thirteen times during the fiscal year ended March 31, 2007, and each director attended at least 75% of these meetings.

As a company quoted on the OTC Bulletin Board, we are not subject to any independence standards. However, we strive to have a Board comprised of at least 50% independent directors. The Board considers Mr. Jungsberger and Mr. Mohel as independent directors. Mr. Broll is not an independent director due to his status as an employee of Galaxy and Mr. Lipka is not an independent director due to his annual compensation of $120,000 for his service as Chairman of the Board. During the fiscal year ended March 31, 2007, Mr. M.A. Patrice Videlier was a director until his resignation on May 2, 2006, Ms. Joanne Bethlahmy was a director until her resignation on July 20, 2006 and Mr. Angelo S. Morini was a director until his resignation on March 8, 2007. Mr. Videlier and Ms. Bethlahmy were considered independent directors. Mr. Morini was not considered independent due to his former position as an employee of Galaxy and payments he is receiving under the terms of his employment agreement.

CODE OF ETHICS

We have adopted a Code of Ethics as defined in Item 406 of Regulation S-K promulgated under the Securities Act of 1933, as amended, which code applies to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. We recently updated our Code of Ethics and have filed the revision as Exhibit 14.1 to our Annual Report on Form 10-K. Additionally, we have adopted corporate governance guidelines and charters for our Audit and Compensation Committees. All of these materials are available free of charge on our website at www.galaxyfoods.com or by requesting a copy by writing to: Corporate Secretary, Galaxy Nutritional Foods, Inc. 5955 T.G. Lee Blvd., Suite 201, Orlando, FL 32822.

STANDING COMMITTEES

Since January 2006, the Board maintains no separate standing committees. The functions of the audit committee, compensation committee and nominating committee are being carried out by the entire Board. Any issues that arise are addressed by the independent directors or the entire Board, as necessary.

On August 17, 2006, the Board resolved that when the Board acts in the capacity of the audit committee, Mr. Robert S. Mohel would serve as the Audit Committee Chairman. Mr. Mohel was determined to be an "audit committee financial expert" within the meaning of the SEC regulations based on his experience as a practicing Certified Public Accountant.

On November 15, 2004, the Board determined that it would not establish a formal nominating committee and it adopted certain procedural guidelines for director nominations. All directors participate in the consideration and selection of director nominees. There have been no material changes to these procedures since their adoption in fiscal 2005.

EXECUTIVES & COMPENSATION

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth the current directors, executive officers and significant employees of Galaxy as of December 10, 2007, as well as their respective ages and positions with Galaxy:

Name	Age	Positions
David H. Lipka	78	Director, Chairman of the Board of Directors
Michael E. Broll	59	Director, Chief Executive Officer
Peter J. Jungsberger	40	Director
Robert S. Mohel	54	Director, Chairman of the Audit Committee
Salvatore J. Furnari	42	Chief Financial Officer, Senior V.P. of Finance
John W. Jackson	49	Senior Vice President of Global Sales
Thomas J. Perno	53	Vice President of Contract Manufacturing
Kulbir Sabharwal	64	Vice President of Technical Services
Hilary Taube	35	Vice President of Marketing

The Board of Directors (the “Board”) is comprised of the four members. Three of the four directors are non-employee directors. The Chairman of the Board and the directors hold office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. The executive officers of Galaxy are elected annually at the first Board meeting following the Annual Meeting of Stockholders, and hold office until their respective successors are duly elected and qualified, unless sooner displaced. There are no family relationships between any of our directors and executive officers. All of the executive officers devote their full time to the operations of Galaxy.

Since January 2006, the Board has been fulfilling the function of the audit committee, compensation committee and nominating committee. Any issues that arise are addressed by the independent directors or the entire Board, as necessary.

Directors
David H. Lipka spent forty years (1955-1995) with DCA Food Industries Inc., an international manufacturer of food ingredients and equipment with combined sales in excess of $1 billion per annum, holding positions of President, Chief Executive Officer, and Chief Operating Officer. Since 2001, Mr. Lipka served on the Board of Directors of Doctor's Associates Inc. (Subway Stores) and has served on numerous boards including Corinthian Capital Partners LLC (2006-current), Dunkin Donuts Inc. (1989-1994), Allied-Lyons Inc. (1988-1994), and Kerry Group PLC (1995-1996). Mr. Lipka is currently the Chief Executive Officer of Sub K LLC. Mr. Lipka has also been Chairman and Chief Executive Officer of Pennant Foods and Leons Baking Company. He obtained a B.S. degree from Brooklyn College and attended the Graduate School of Business at New York University. Since December 2002, Mr. Lipka has agreed to serve as a director of Galaxy at the request of Frederick A. DeLuca, a beneficial owner of more than 50% of our common stock. Both Mr. Lipka and Mr. DeLuca are members of the Board of Directors of Doctor’s Associates Inc.

Michael E. Broll was appointed as a director of Galaxy in December 2003 and as Chief Executive Officer of Galaxy in July 2004. Mr. Broll has been a private investor and consultant in the food industry, and was President and Chief Executive Officer, from 1999 to 2002, of Chef Solutions Inc., a subsidiary of Lufthansa Service Group (“LSG”). Chef Solutions Inc specialized in providing convenient baked foods and prepared meals to food service and retail segments of the food industry. As an executive of SCIS/Sky Chef’s a subsidiary of ONEX Corporation, a Canadian based private equity group, Mr. Broll assembled a group of six companies in the bakery and prepared food business to ultimately form and merge into a one new entity called Chef Solutions Inc., an ONEX controlled company. Chef Solutions Inc. was subsequently sold to LSG in 2001. Mr. Broll's career also includes major executive assignments with Allied-Domecq Retailing as the head of its total supply chain for North America from 1997 to 1999, Ready Pac Produce, Inc. as President and Chief Operating Officer from 1995 to 1997, Nestle USA as the head of all supply chains for the chilled food group in North America from 1993 to 1995, and Pillsbury Company as Vice President of Operations for the bakery group supply chain from 1991 to 1993. Mr. Broll received his B.S. in Economics from the University of Illinois in 1978.

Peter J. Jungsberger is an independent investor, consultant and entrepreneur with many years of experience in the food industry. From October 2003 to November 2004, he worked with the management of Fresh Pack Foods, Inc. in product development, the restructuring of deli departments, and obtaining contracts with a major grocery chain and manufacturers involving fresh food and whole meal replacement products. From May 2003 to January 2006, Mr. Jungsberger developed and marketed whole meal products to Winn Dixie under a contract with Futuristic Foods, Inc. He served as Senior Vice President of Sales at SCIS Food Services, Inc. / Chef Solutions, Inc. from May 2002 through January 2003, where he increased revenues and realized significant savings through a realignment of the sales force, route consolidation, the implementation of second-tier distribution networks, and the facilitation of a national presence. Mr. Jungsberger was also founder and Chief Executive Officer of Landau Foods, an innovative company producing high quality meal solution products for the retail and food service markets, from 1984 until the company was sold to SCIS Food Services in 2002. Mr. Jungsberger was appointed as a director of Galaxy in August 2006.

Robert S. Mohel, C.P.A., has been a practicing accountant since September 1975. He has been a partner with the Certified Public Accounting firm of Mohel, Elliott, Bauer & Gass CPA’s, P.A. since 1980. He has extensive experience in auditing, tax, structural finance and general accounting. Mr. Mohel is a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants. Mr. Mohel received his B.S. in Business Administration from Babson College in Wellesley, MA in 1975. Mr. Mohel was appointed as a director of Galaxy in August 2006.

Executive Officers
Salvatore J. Furnari, CPA was appointed as our Chief Financial Officer in July 2002. From November 2001 until July 2002, Mr. Furnari served as our Controller. Prior to joining Galaxy, Mr. Furnari was Corporate Controller and Treasurer of Pritchard Industries, Inc., a national commercial cleaning company. From 1998 through 1999, he served as Chief Financial Officer and Vice President of Finance for Garage Management Corporation; and from 1993 until 1998, he was Chief Financial Officer of American Asset Corporation. Mr. Furnari received his B.S. in Accounting from Queens College in New York City in May 1987.

John W. Jackson has worked in our sales department since 1993 and is currently the Senior Vice President of Global Sales for Galaxy. From 1985 through 1992, Mr. Jackson was director of sales for H.J. Heinz Company. Mr. Jackson received his B.S. in Business Administration and Accounting from Mars Hill College in 1980.

Significant Employees
Thomas J. Perno has worked for Galaxy since 1983. He began as a Shipping and Receiving Supervisor, he was later promoted to Plant Manager and then to Vice President of Operations. In December 2006, his position changed to Vice President of Contract Manufacturing. Mr. Perno received his M.S. in Electrical Engineering from Penn State University in 1976.

Kulbir Sabharwal has been Vice President of Technical Services for Galaxy since 1991. Dr. Sabharwal worked as the Director of Research and Quality Control for Gilardies Frozen Foods from 1987 to 1990 and for Fisher Cheese Company from 1972 to 1986. Dr. Sabharwal received his Ph.D. in Food Science and Nutrition from Ohio State University in 1972.

Hilary Taube was named Vice President of Marketing in May 2007. Ms. Taube has worked for Galaxy since 2005. Previously, she was Product Manager in the Kitchen Division at The Holmes Group, based in Massachusetts, where she managed a variety of new product development projects for brand re-launch and spearheaded packaging, sales collateral and marketing activities related to the repositioning of key brands. Ms. Taube has extensive experience with market research, including focus groups and one-on-one interviews. Before joining The Holmes Group, she was Product Manager at Webster Industries. Ms. Taube obtained a B.S. in Business Management and Marketing from Cornell University in 1995 and earned an M.B.A from the F.W. Olin Graduate School of Business at Babson College in 2001.

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion of our program for compensation of our executive officers and directors. As of December 10, 2007, we do not have a compensation committee, and as such, our Board is responsible for determining our compensation program.

Compensation Program Objectives
Our Board determines the compensation program provided to our Chief Executive Officer in its sole discretion. The Chief Executive Officer then determines the compensation provided to other executive officers and employees of Galaxy. Our executive compensation program is designed to attract and retain talented executives to meet our short-term and long-term business objectives with a package that is fair and equitable to all parties involved. In doing so, we attempt to align our executives' interests with the interests of our stockholders by providing an adequate compensation package to such executives. This executive compensation package typically includes a (i) base salary, which we believe is competitive with other companies of our relative size; (ii) performance bonuses, (iii) stock options or stock awards; (iv) auto allowances; and (v) other standard employee benefits.  In December 2007, the Board also adopted a 2007 Stay, Severance and Sales Bonus Plan (“the Plan”).

Base Salary
The base salary component of our compensation program is intended to compensate our senior executives for their job responsibilities and allows us to attract and retain top talent, consistent with our objectives.     Base salaries are reviewed annually by the Board. Adjustments are made based on the qualifications and experience of the executive, the performance of the executive, recommendations from the Chief Executive Officer for all executives except himself and the performance of Galaxy. The Board separately reviews the performance of the Chief Executive Officer, as described above, and makes adjustments as warranted. Due to significant working capital deficiencies in the past, our executive officers did not receive any base salary increases in the past three fiscal years.

Performance Bonuses
Annual bonuses are largely based on Galaxy’s and executive performance. Currently, there are no specific strategic, financial and operating performance measures upon which the performance bonus is calculated. Rather the Board reviews the financial condition of Galaxy along with the performance of the executive during the year and recommends a bonus amount or pool that can be distributed among the employees. As we have had significant working capital deficiencies in the past, our executive officers received minimal, if any, bonuses during the fiscal years ended March 31, 2006 and 2005. As a result of the vast improvements in operations and cash flows in fiscal 2007, the Board recommended a bonus pool of $250,000 for the fiscal year ended March 31, 2007. We did not distribute $37,475 from the bonus pool, but this remaining amount will be used for future bonus recommendations.

Stock Options or Stock Awards
We grant certain options to our executive and non-executive employees and directors as part of our compensation package. This package may include short-term and long-term stock-based compensation to certain executives which is intended to align the performance of our executives with our short and long-term business strategies. Typically, stock options are issued with an exercise price at or above the current market value of our common stock. Accordingly, they have minimal current value. However, there is consideration related to the fact that the option has the potential for an appreciated future value. As such, the future value may be the most significant factor of the option. We value the future value of our option and stock awards in accordance with SFAS 123R using the Black-Scholes option-pricing model. We believe that the direct or potential ownership of stock will also provide incentive to our executives to be mindful of the perspective of Galaxy’s stockholders.

Auto Allowances
We often grant standard auto allowances to our executive and non-executive employees as part of our compensation package. These allowances are to cover the executive’s auto expenses related to their job function, but may entail a personal use element which is reported as taxable income at year-end.

Other Standard Employee Benefits
Galaxy offers competitive health, dental, life and disability insurance packages to all our employees. Additionally, we offer 50% employer matching on an employee’s contribution to their 401(k) plan up to 6% of their salary. We offer these employee benefits to all of our employees to provide security and a level of protection that will enable the employees to work without having the distraction of having to manage undue risk. The health insurance also provides access to preventative medical care which may contribute to the overall well being of the employee by helping the employee function at a high energy level and manage job related stress. We believe these employee benefits lead to enhanced job performance by our employees.

Additionally, our executive and certain non-executive employees receive other de-minimus employee benefits such as cell phones and computers that are directly related to job functions but may contain a personal use element. These de-minimus benefits are considered to be a goodwill gesture that contributes to enhanced job performance.

2007 Stay, Severance and Sales Bonus Plan
Galaxy has a Plan to provide incentives and protections to certain key executives and directors in connection with a possible sale of Galaxy. The Plan provides for a stay bonus pool up to $475,000 to be paid following Galaxy’s receipt of a definitive purchase offer (as defined in the Plan) upon the earlier of the consummation of a sale of Galaxy pursuant to such purchase offer or the termination of the purchase offer (other than as a result of a breach by Galaxy). The stay bonus pool is to be paid $125,000 to David H. Lipka (our Chairman) and $100,000 to Michael E. Broll (our Chief Executive Officer). The remaining $250,000 of the stay bonus pool is currently unallocated and may be granted to other key executives at the discretion of Messrs Lipka and Broll. The Plan also provides for a severance bonus of $125,000 to be paid to David H. Lipka and $100,000 to be paid to Michael E. Broll in the event their positions are terminated other than for Cause (as defined in the Plan) or they resign within one year after the consummation of a sale of Galaxy. Finally, the Plan provides for a sales bonus pool to be determined based on a range of selling prices and paid upon the consummation of a sale of Galaxy. The minimum sales bonus pool will be $250,000 if the sale is in excess of a specified minimum sales target and will increase up to a maximum of 1.8% of the total sales price. The sales bonus pool will be allocated 55.5% to David H. Lipka and 44.5% to Michael E. Broll.

Compensation of Management

Employment Agreements
Michael E. Broll. On July 8, 2004, Michael E. Broll, a member of our Board, was appointed as our Chief Executive Officer. We entered into a one-year employment agreement with Mr. Broll pursuant to which Mr. Broll is entitled to receive an annual base salary of $200,000 plus a performance bonus at the discretion of the Board, standard health benefits, a housing allowance up to $3,500 per month and an auto allowance of $1,500 per month. Mr. Broll was awarded a discretionary cash bonus of $75,000 in the fiscal year ended March 31, 2007. Effective April 1, 2007, the Board increased Mr. Broll’s annual base salary from $200,000 to $240,000. The employment agreement renews automatically for one-year periods unless cancelled by either party ninety days prior to the end of the term. In the event Mr. Broll’s employment is terminated without cause, he will be entitled to receive one year of his base salary subject to normal payroll deductions payable at the option of Galaxy in a lump sum or over a period of one year. Upon a merger or sale of Galaxy, we may assign our rights and obligations under the agreement to the successor or purchaser. Pursuant to a third amendment to Mr. Broll’s employment agreement, if he resigns within six months after a sale of Galaxy, he would also be entitled to receive one year of his base salary subject to normal payroll deductions payable at the option of Galaxy in a lump sum or over a period of one year. We estimate that a termination obligation for Mr. Broll would be approximately $240,000 plus the employer portion of payroll taxes using the current salary rates in effect as of April 1, 2007. In accordance with a 2007 Stay, Severance and Sales Bonus Plan, Mr. Broll is entitled to receive (1) a stay bonus of $100,000 to be paid following Galaxy’s receipt of a definitive purchase offer (as defined in the Plan) upon the earlier of the consummation of a sale of Galaxy pursuant to such purchase offer or the termination of the purchase offer (other than as a result of a breach by Galaxy);(2) a $100,000 severance bonus in the event his position is terminated or he resigns within one year after the consummation of a sale of Galaxy; and (3) 44.5% of a sales bonus pool to be determined based on a range of selling prices to be paid upon the consummation of a sale of Galaxy. The minimum sales bonus pool will be $250,000 if the sale is in excess of a specified minimum sales target and will increase up to a maximum of 1.8% of the total sales price.
Salvatore J. Furnari. On November 11, 2001, Mr. Furnari was appointed as Controller and on July 8, 2002, he was appointed as our Chief Financial Officer. Under the terms of his current employment agreement, which has no stated end, he will receive an annual base salary of $145,000. Mr. Furnari is entitled to standard health benefits and an auto allowance of $1,500 per month. Mr. Furnari was awarded a discretionary cash bonus of $29,500 in the fiscal year ended March 31, 2007. Effective April 1, 2007, Mr. Furnari’s annual base salary increased to $149,350. In the event Mr. Furnari’s employment is terminated without cause or his position as Chief Financial Officer and responsibilities change without his consent, he will be entitled to receive one year of his base salary, vacation pay, auto allowance and health benefits as severance subject to normal payroll deductions over a period of one year. Additionally, if there is a change of control, any unvested stock options would become immediately and fully vested. We estimate that a termination obligation for Mr. Furnari would be approximately $199,160 plus the employer portion of payroll taxes using the current salary, auto and benefit rates in effect as of April 1, 2007.

John W. Jackson. In August 1993, Mr. Jackson was appointed as Senior Vice President of Global Sales. Mr. Jackson’s current employment agreement has no stated end and provides for a base salary of $144,900 and an auto allowance of $1,500 per month. Mr. Jackson is also entitled to a bonus that shall not exceed 40% of his base salary based on certain personal and Galaxy goals as established by our Chief Executive Officer. Mr. Jackson was awarded a discretionary cash bonus of $15,000 in the fiscal year ended March 31, 2007. Effective April 1, 2007, Mr. Jackson’s annual base salary increased to $149,247. In the event of a change in ownership of Galaxy which results in his termination, Mr. Jackson will be entitled to receive three years of his base salary as severance. In the event Mr. Jackson’s employment is otherwise terminated, he is entitled to receive one year of his base salary as severance. We estimate that a termination by Galaxy, other than relating to a change of ownership, would result in a termination obligation for Mr. Jackson of approximately $149,247 plus the employer portion of payroll taxes using the current salary rates in effect as of April 1, 2007. In the event of a change of ownership that results in a termination, we estimate that a termination obligation for Mr. Jackson would be approximately $447,741 plus the employer portion of payroll taxes using the current salary rates in effect as of April 1, 2007.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation during the fiscal years ended March 31, 2007, 2006 and 2005 paid to the following individuals (each, a “Named Executive Officer”): (i) all individuals serving as our Principal Executive Officer (“PEO”) during the last fiscal year; (ii) all individuals serving as our Principal Financial Officer (“PFO”) during the last fiscal year; (iii) our three other most highly compensated executive officers who were serving as executive officers as of March 31, 2007; and (iv) up to two additional individuals for whom disclosure would have been provided pursuant to clause (iii) above, but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year. However, in the cases of clauses (iii) and (iv) above, no disclosure is provided for any individual whose total annual compensation does not exceed $100,000.

(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(11)		Total ($)

Michael E. Broll (1)
PEO	2007	200,000	75,000	-	18,000	(2)	-	-	49,946	(3)	342,946
	2006	200,000	-	-	-		-	-	56,753	(3)	256,753
	2005	143,846	25,000	-	-		-	-	32,310	(3)	201,156

Salvatore J. Furnari (4)
PFO	2007	145,000	29,500	-	-		-	-	22,740	(6)	197,240
	2006	145,000	3,000	-	-		-	-	20,788	(6)	168,788
	2005	145,000	-	-	41,300	(5)	-	-	27,450	(6)	213,750

John W. Jackson (7)
Senior VP of	2007	144,900	15,000	-	-	(8)	-	-	22,351	(10)	182,251
Global Sales	2006	144,900	-	-	-		-	-	20,898	(10)	165,798
	2005	144,820	-	-	5,040	(9)	-	-	20,396	(10)	170,256

(1)
On July 8, 2004, Michael E. Broll, a member of our Board, was appointed as our Chief Executive Officer. We entered into a one-year employment agreement with Mr. Broll pursuant to which Mr. Broll is entitled to receive an annual base salary of $200,000 plus a performance bonus at the discretion of the Board, standard health benefits, a housing allowance up to $3,500 per month and an auto allowance of $1,500 per month. Mr. Broll was awarded a discretionary cash bonus of $75,000 and $25,000 in the fiscal years ended March 31, 2007 and 2005, respectively. Effective April 1, 2007, the Board increased Mr. Broll’s annual base salary from $200,000 to $240,000.

(2)
On August 17, 2006, we granted Mr. Broll an option to purchase 100,000 shares of our common stock at an exercise price of $0.44 per share, which is equal to 110% of the closing market price on the date of grant. This option is fully vested and exercisable with an expiration date of August 17, 2011. This option was not issued under any stockholder approved Equity Incentive Plan. We estimated the fair value of the option award to be $18,000 in accordance with SFAS 123R using the assumptions disclosed in Note 1 of our Financial Statements for the year ended March 31, 2007.

(3)
We paid Mr. Broll $18,000 for an auto allowance plus $31,946 for housing expenses during the fiscal year ended March 31, 2007. We paid Mr. Broll $18,000 for an auto allowance plus $37,740 for housing expenses during the fiscal year ended March 31, 2006. We paid Mr. Broll $12,000 for an auto allowance plus $20,310 for housing expenses during the fiscal year ended March 31, 2005. During the fiscal year ended March 31, 2006, Mr. Broll received an employer match on his 401(k) contributions in the amount of $1,013.

(4)
On July 8, 2002, Salvatore J. Furnari was appointed Chief Financial Officer of Galaxy. From November 2002 to July 8, 2002, he worked as our Controller. Mr. Furnari is entitled to receive an annual base salary of $145,000 and an auto allowance of $1,500 per month. Effective April 1, 2007, Mr. Furnari’s annual base salary increased to $149,350. Mr. Furnari was awarded a discretionary cash bonus of $29,500 and $3,000 in the fiscal years ended March 31, 2007 and 2006.

(5)
In consideration for past performance and continued employment, on October 1, 2004, we granted Mr. Furnari an option to purchase 70,000 shares of our common stock at an exercise price of $2.05 per share. The closing market price on the date of grant was $1.20 per share. This option is fully vested and exercisable with an expiration date of October 1, 2014. This option was not issued under any stockholder approved Equity Incentive Plan. We estimated the fair value of the option award to be $41,300 in accordance with SFAS 123 using the assumptions disclosed in Note 1 of our Financial Statements for the year ended March 31, 2007.

(6)
During the fiscal years ended March 31, 2007, 2006 and 2005, Mr. Furnari received an auto allowance of $18,000, $18,000 and $27,450, respectively. Additionally, in the fiscal years ended March 31, 2007 and 2006, Mr. Furnari received compensation for unused vacation time totaling $4,740 and $2,788, respectively.

(7)
Effective April 1, 2004, John W. Jackson’s employment agreement provides for an annual base salary of $144,900 and an auto allowance of $1,500 per month. Effective April 1, 2007, Mr. Jackson’s annual base salary increased to $149,247.

(8)
During the fiscal year ended March 31, 2007, Mr. Jackson allowed an option to purchase 7,143 shares at an exercise price of $2.05 to expire, unexercised on its expiration date of May 16, 2006. There was no compensation expense previously calculated on the award that was granted in 1996, since awards made to employees were valued under the recognition and measurement principles of APB 25 as further detailed in Note 1 of our Financial Statements for the year ended March 31, 2007.

(9)
In consideration for past performance and continued employment, on October 1, 2004, we granted to Mr. Jackson an option to purchase 7,000 shares of our common stock at an exercise price of $1.28 per share. The closing market price on the date of grant was $1.20 per share. This option is fully vested and exercisable with an expiration date of October 1, 2014. We estimated the fair value of the option award to be $5,040 in accordance with SFAS 123 using the assumptions disclosed in Note 1 of our Financial Statements for the year ended March 31, 2007.

(10)
During the fiscal years ended March 31, 2007, 2006 and 2005, Mr. Jackson received an auto allowance of $18,000, $18,000 and $17,500, respectively. During the fiscal years ended March 31, 2007, 2006 and 2005, Mr. Jackson received an employer match on his 401(k) contributions on which he is 100% vested in the amount of $4,351, $2,898 and $2,896, respectively.

(11)
Other than the information described in the footnotes above, there were no other annual compensation, perquisites or other personal benefits, securities or property greater than $10,000 paid to or on behalf of the Named Executive Officers. The employer portion of health benefits paid on behalf of the Named Executive Officers are not included in the Summary Compensation Table as they are generally available to all salaried employees.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2007

(a)	(b)	(c) (f)	(d) (g)	(e) (h)	(i)	(j)	(k)	(l)	(m)
		Estimated Future Payouts under Non-Equity & Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($) (#)	Target ($) (#)	Maximum ($) (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Michael E. Broll (2)
PEO	08/17/06	-	-	-	-	100,000	0.44	0.40	18,000

(1)
There were no estimated future payouts under Non-equity or Equity Incentive Plans to any Named Executive Officers during the fiscal year ended March 31, 2007, and there are no thresholds or maximums (or equivalent items) for such awards.

(2)
On August 17, 2006, we granted Mr. Broll an option to purchase 100,000 shares of our common stock at an exercise price of $0.44 per share, which is equal to 110% of the closing market price on the date of grant. This option is fully vested and exercisable with an expiration date of August 17, 2011. This option was not issued under any stockholder approved Equity Incentive Plan. We estimated the fair value of the option award to be $18,000 in accordance with SFAS 123R using the assumptions disclosed in Note 1 of our Financial Statements for the year ended March 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(i)
	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Michael E. Broll
PEO	200,000	(1)	-	-	3.29	12/17/08	-	-	-	-
	100,000	(1)	-	-	0.44	08/17/11	-	-	-	-

Salvatore J. Furnari
PFO	10,000	(2)	-	-	2.05	11/12/11	-	-	-	-
	20,000	(3)	-	-	2.05	07/08/12	-	-	-	-
	70,000	(1)	-	-	2.05	10/01/14	-	-	-	-

John W. Jackson
Senior VP of	14,286	(3)	-	-	2.05	09/24/08	-	-	-	-
Global Sales	75,000	(2)	-	-	2.05	04/19/11	-	-	-	-
	7,000	(3)	-	-	1.28	10/01/14	-	-	-	-

(1)	These options were not issued under any stockholder approved Equity Incentive Plan.

(2)	These options were not issued under any stockholder approved Equity Incentive Plan, but were later individually approved by the stockholders on September 30, 2003.

(3)	These options were issued under Galaxy’s 1996 Stock Plan, as amended, that was approved by the stockholders in 1996 and 2001.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2007

There were no options exercised or stock vested by any Named Executive Officer during the fiscal year ended March 31, 2007.

DIRECTOR COMPENSATION FOR FISCAL 2007

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

David H. Lipka (1)
Chairman	115,000	-	18,000	(2)	-	-	-	133,000

Peter J. Jungsberger (3)
Director	6,000	-	19,000	(4)	-	-	-	25,000
Robert S. Mohel (3) (5)
Audit Committee Chairman	13,500	-	19,000	(4)	-	-	-	32,500

Angelo S. Morini (6)
Former Director	-	-	18,000	(2)	-	-	350,290	368,290

Joanne R. Bethlahmy (3)
Former Director	-	-	5,500	(7)	-	-	-	5,500

M.A. Patrice Videlier (3) (8)
Former Director	-	-	-		-	-	-	-

(1)
On August 17, 2006, in recognition of Mr. David H. Lipka’s substantial efforts on behalf of Galaxy, the Board voted to increase his compensation in his capacity as Chairman of the Board, from $60,000 per year to $120,000 per year. As a result of this increase, Mr. Lipka is no longer considered an “independent” director within the meaning of applicable securities regulations. Additionally in March 2007, Mr. Lipka was awarded a bonus of $20,000 for the fiscal year ended March 31, 2007. In accordance with a 2007 Stay, Severance and Sales Bonus Plan, Mr. Lipka is entitled to receive (a) a stay bonus of $125,000 to be paid following Galaxy’s receipt of a definitive purchase offer (as defined in the Plan) upon the earlier of the consummation of a sale of Galaxy pursuant to such purchase offer or the termination of the purchase offer (other than as a result of a breach by Galaxy); (b) a $125,000 severance bonus in the event his position is terminated or he resigns within one year after the consummation of a sale of Galaxy; and (c) 55.5% of a sales bonus pool to be determined based on a range of selling prices to be paid upon the consummation of a sale of Galaxy. The minimum sales bonus pool will be $250,000 if the sale is in excess of a specified minimum sales target and will increase up to a maximum of 1.8% of the total sales price.

(2)
On August 17, 2006, we granted to both Mr. Lipka and Mr. Morini an option to purchase 100,000 shares of our common stock at an exercise price of $0.44 per share, which is equal to 110% of the closing market price on the date of grant. Such options are fully vested and exercisable with an expiration date of August 17, 2011. We estimated the fair value of the option awards to be $18,000 each in accordance with SFAS 123R using the assumptions disclosed in Note 1 of our Financial Statements for the year ended March 31, 2007.

(3)
Each independent director who served on the Board during the fiscal year ended March 31, 2007 was entitled to receive a fee of $1,500 plus expenses for each in-person Board meeting day they attended. The independent directors who served during the fiscal year ended March 31, 2007 were Mr. Jungsberger, Mr. Mohel, Ms. Bethlahmy and Mr. Videlier.

(4)
On August 7, 2006, we granted to both Mr. Jungsberger and Mr. Mohel an option to purchase 100,000 shares of our common stock at an exercise price of $0.45 per share, which is equal to 110% of the closing market price on the date of grant. Such options are fully vested and exercisable with an expiration date of August 7, 2011. We estimated the fair value of the option awards to be $19,000 each in accordance with SFAS 123R using the assumptions disclosed in Note 1 of our Financial Statements for the year ended March 31, 2007.

(5)	Mr. Robert S. Mohel receives $3,000 per quarter for his services as chairman of the audit committee.

(6)
In a Second Amended and Restated Employment Agreement effective October 13, 2003, Mr. Angelo S. Morini resigned from his positions with Galaxy as Vice Chairman and President and he is no longer involved in the daily operations of Galaxy. Mr. Morini remained a director of Galaxy until his resignation on March 8, 2007. Mr. Morini continues to be a stockholder in Galaxy. Additionally, he may carry out special assignments designated to him by the Chairman of the Board. The agreement is for a five-year period beginning October 13, 2003 and provides for an annual base salary of $300,000, plus standard health insurance benefits, club dues and an auto allowance.

Because Mr. Morini is no longer performing ongoing services for Galaxy, we accrued and expensed the five-year cost of this agreement in October 2003. The total estimated costs expensed under this agreement were $1,830,329 of which $560,796 remained unpaid but accrued ($366,305 as short-term liabilities and $194,491 as long-term liabilities) as of March 31, 2007. The obligation is being paid out in nearly equal monthly installments ending in October 2008.

For the fiscal year ended March 31, 2007, in addition to Mr. Morini’s base salary of $300,000, we paid $23,400 for an auto allowance, $9,100 for club dues, $7,170 for life insurance and $10,620 for health insurance for Mr. Morini.

In June 1999, in connection with an amended and restated employment agreement for Mr. Morini, we consolidated two full-recourse notes receivable ($1,200,000 from November 1994 and $11,572,200 from October 1995) related to his purchase of 2,914,286 shares of our common stock into a single stockholder note receivable in the amount of $12,772,200 that was due on June 15, 2006. This stockholder note receivable was non-interest bearing and non-recourse and was secured by the 2,914,286 shares of our common stock (the “Shares”).

For the fiscal year ended March 31, 2006, we reserved $10,120,200 against this stockholder note receivable under the assumption that we would not be able to collect proceeds in excess of the $2,652,000 value of the Shares as of such date. The value of the Shares was computed using the closing price of our common stock on March 31, 2006 of $0.91 multiplied by the 2,914,286 shares.

On June 16, 2006, Mr. Morini failed to repay the non-recourse note obligation to Galaxy. On June 20, 2006, we delivered notice to Mr. Morini that we intended to exercise our rights to the Shares and retain all the Shares in full satisfaction of his obligations under the stockholder note receivable. On July 6, 2006, Mr. Morini consented to our acceptance of the Shares in full satisfaction of his obligations under the stockholder note receivable. Based upon the $0.42 closing price of our common stock as quoted on the OTC Bulletin Board on June 16, 2006, the Shares had an approximate value of $1,224,000 on such date. Accordingly, we recorded an additional expense of $1,428,000 in the fiscal year ended March 31, 2007 in order to record the additional decline in the value of the Shares from its $2,652,000 value as of March 31, 2006. In July 2006, we cancelled the Shares along with 30,443 other treasury shares.

(7)
Ms. Joanne Bethlahmy was a director until her resignation on July 20, 2006. In consideration of her appointment as a member of the Board on October 1, 2004, we granted Ms. Bethlahmy an option to purchase 200,000 shares of our common stock at an exercise price of $1.56 per share, which is equal to 130% of the closing market price on the date of grant. This option was to vest as to 100,000 shares on October 1, 2004; 50,000 shares on October 1, 2005; and 50,000 shares on October 1, 2006. In fiscal 2005, we estimated the fair value of the option award to be $88,000 in accordance with SFAS 123 using the assumptions disclosed in Note 1 of our Financial Statements for the year ended March 31, 2007. This expense was amortized over the service period with the final $5,500 of expense recognized during the fiscal year ended March 31, 2007. On June 1, 2006, the Board approved an acceleration and immediate vesting on the remaining 50,000 shares under the option award. The modification of the option award during the fiscal year ended March 31, 2007 did not result in any additional compensation expense.

(8)	Mr. M.A. Patrice Videlier was a director until his resignation on May 2, 2006. He received no compensation during the fiscal year ended March 31, 2007.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Since January 2006, due to the vacancies created through resignations on the Board, the Board has been operating without a formal compensation committee. Any issues that arise are addressed by the independent directors, Messrs. Jungsberger and Mohel, or the entire Board, as necessary. The Board evaluates and determines compensation for the Chief Executive Officer and then grants the Chief Executive Officer discretionary authority to evaluate and determine compensation for the other employees of Galaxy.

The Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) with management. Based on the review and such discussions, the Board approved the inclusion of the Compensation Discussion and Analysis as presented above.

Respectively submitted by the Board of Directors as of December 10, 2007:
David H. Lipka
Michael E. Broll
Peter J. Jungsberger
Robert S. Mohel

OTHER RELATED PARTY TRANSACTIONS

Indebtedness of Management
In June 1999, in connection with an amended and restated employment agreement for Angelo S. Morini, we consolidated two full-recourse notes receivable ($1,200,000 from November 1994 and $11,572,200 from October 1995) related to his purchase of 2,914,286 shares of our common stock into a single stockholder note receivable in the amount of $12,772,200 that was due on June 15, 2006. This stockholder note receivable was non-interest bearing and non-recourse and was secured by the 2,914,286 shares of our common stock (the “Shares”).

For the fiscal year ended March 31, 2006, we reserved $10,120,200 against this stockholder note receivable under the assumption that we would not be able to collect proceeds in excess of the $2,652,000 value of the Shares as of such date. The value of the Shares was computed using the closing price of our common stock on March 31, 2006 of $0.91 multiplied by the 2,914,286 shares.

On June 16, 2006, Mr. Morini failed to repay the non-recourse note obligation to Galaxy. On June 20, 2006, we delivered notice to Mr. Morini that we intended to exercise our rights to the Shares and retain all the Shares in full satisfaction of his obligations under the stockholder note receivable. On July 6, 2006, Mr. Morini consented to our acceptance of the Shares in full satisfaction of his obligations under the stockholder note receivable. Based upon the $0.42 closing price of our common stock as quoted on the OTC Bulletin Board on June 16, 2006, the Shares had an approximate value of $1,224,000 on such date. Accordingly, we recorded an additional expense of $1,428,000 in the fiscal year ended March 31, 2007 in order to record the additional decline in the value of the Shares from its $2,652,000 value as of March 31, 2006. In July 2006, we cancelled the Shares along with 30,443 other treasury shares.

Frederick A. DeLuca, greater than 50% Beneficial Owner of Common Stock
Pursuant to a Note Purchase Agreement dated July 19, 2006, we issued a new unsecured convertible note for $2,685,104 (the “Convertible Note”) to Mr. Frederick DeLuca. The proceeds from the Convertible Note were used to repay or refinance $2.4 million in notes that matured on June 15, 2006 and a $285,104 registration rights penalty owed to Mr. DeLuca. The Convertible Note accrues interest at 12.5% per annum. No interest or principal payments are required under the Convertible Note until its maturity. Principal, together with any accrued and unpaid interest, on the Convertible Note is convertible at any time prior to payment into shares of our common stock at a conversion price of $0.35 per share. The closing market price of our common stock as quoted on the OTC Bulletin Board on July 19, 2006 was $0.28. As additional consideration for making the loan, we issued Mr. DeLuca a warrant (the “Warrant”) to purchase up to 200,000 shares of our common stock at an exercise price equal to $0.35 per share. The Warrant is fully vested and can be exercised on or before the expiration date of July 19, 2009. In July 2006, we recorded the $18,000 fair value of the Warrant as a discount to debt that is being amortized to interest expense from July 2006 through October 2007.

Pursuant to a Note Modification Agreement dated March 14, 2007, Galaxy and Mr. DeLuca agreed to extend the maturity date of the Convertible Note from October 19, 2007 to October 19, 2008. All other terms of the Convertible Note remain the same.

Pursuant to the Note Purchase Agreement dated July 19, 2006 and the Note Modification Agreement dated March 14, 2007, our Convertible Note together with any accrued and unpaid interest thereon, is convertible at any time prior to payment into shares of our common stock at a conversion price of $0.35 per share. As a result of the convertible features of the Convertible Note, Mr. DeLuca’s ownership in Galaxy may increase from approximately 23% to nearly 52% by October 2008. The calculation of ownership assumes, among other things, that Mr. DeLuca converts the entire amount of principal and all accrued interest on the Convertible Note through October 19, 2008 into an aggregate of 9,861,364 shares and exercises of all of his currently outstanding warrants into 500,000 shares of our common stock.

Mr. DeLuca’s has 100% interest in the above transaction. Since December 2002, Mr. Lipka, our Chairman of the Board, has agreed to serve as a director of Galaxy at the request of Mr. DeLuca. Mr. DeLuca has no other transactions with Galaxy other than those described above. Additionally, Mr. DeLuca has no other relationships with Galaxy other than as a note holder and a stockholder.

BC Advisors LLC, greater than 5% Common Stockholder
In October 2005, pursuant to several Note and Warrant Purchase Agreements dated September 28, 2005, we received a $485,200 loan from SRB Greenway Capital (Q.P.), L.P., a $69,600 loan from SRB Greenway Capital, L.P., and a $45,200 loan from SRB Greenway Offshore Operating Fund, L.P. The combined total of these loans was $600,000. The loans were evidenced by unsecured promissory notes (the “Notes”) held by the above referenced parties (the “Note Holders”). The Notes required monthly interest-only payments at 3% above the bank prime rate of interest per the Federal Reserve Bank and matured on June 15, 2006. In consideration for the Notes and in accordance with an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, we issued to SRB Greenway Capital (Q.P.), L.P., SRB Greenway Capital, L.P., and SRB Greenway Offshore Operating Fund, L.P., warrants to purchase up to 121,300 shares, 17,400 shares, and 11,300 shares, respectively, of our common stock at an exercise price equal to $1.53 (95% of the lowest closing price of our common stock in the sixty calendar days immediately preceding October 17, 2005). The warrants fully vested on October 17, 2005 and can be exercised on or before the expiration date of October 17, 2008. Also in consideration for the Notes, we granted the Note Holders “piggy back” registration rights with respect to the shares underlying the warrants. These shares were registered on December 30, 2005.

We received a letter on June 20, 2006, from all of the Note Holders notifying Galaxy that our failure to pay the amounts due and owing on the maturity date constitutes a default under the Notes held by those Note Holders. Pursuant to the terms of the Notes, since we did not cure the default within 10 days after receipt of the notice of default, we were obligated to pay interest at the default rate of 8% above the Prime Rate beginning July 1, 2006.

Pursuant to a Note Purchase Agreement dated July 19, 2006, we issued the Convertible Note for $2,685,104 to Mr. DeLuca and used the proceeds to repay the Notes during the fiscal year ended March 31, 2007.

BC Advisors LLC has direct beneficial ownership of and has sole voting and dispositive power over all the reported shares of the above referenced Note Holders. Steven R. Becker is the sole principal of BC Advisors LLC. BC Advisors LLC has no other relationships with Galaxy other than as a former note holder and a stockholder.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PARTIES

The Board evaluates and approves transactions between Galaxy and the Chief Executive Officer and then grants the Chief Executive Officer discretionary authority to approve and enter into transactions with other employees of Galaxy. Although there is no specific written policy, the Board must evaluate and approve transactions between Galaxy and any other related parties consistent with historical practice.

There have been no circumstances during the fiscal year ended March 31, 2007 or since such date where the review, approval or ratification policies and procedures were not followed.

SECURITY OWNERSHIP AND RELATED STOCKHOLDER MATTERS

EQUITY COMPENSATION PLAN INFORMATION

The following table describes our compensation plans under which our common stock is authorized for issuance as of March 31, 2007:

Equity Compensation Plan Information Table
	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,177,893	$3.13	960,000

Equity compensation plans not approved by security holders (1)	1,112,857	$1.87	N/A
Total	5,290,750	$2.86	960,000

(1)	These securities were issued pursuant to individual compensation arrangements prior to July 2, 1997 or after December 15, 2003 and have not been approved by security holders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table describes the beneficial ownership of our common stock by each person or entity known to Galaxy to be the beneficial owner of more than 5% of the outstanding shares of our capital stock outstanding as of December 10, 2007. Beneficial ownership has been determined in accordance with the rules of the SEC to include securities that a named person or entity has the right to acquire within sixty (60) days.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)

Frederick A. DeLuca c/o Doctor’s Associates, Inc. 325 Bic Drive Milford, Connecticut 06460	13,394,775	(3)	50.3%

Angelo S. Morini 5373 Isleworth Country Club Dr. Windermere, Florida 34786	2,590,812	(4)	13.4%

Royce & Associates LLC 1414 Avenue of the Americas New York, New York 10019	1,796,200	(5)	10.5%

John Hancock Advisers LLC 601 Congress Street Boston, Massachusetts 02210	1,139,348	(6)	6.7%

Fromageries Bel S.A. 4 rue d Anjou Paris, France 75008	1,111,112	(7)	6.5%

BC Advisors LLC 300 Crescent Court, Suite 1111 Dallas, Texas 75201	1,104,808	(8)	6.4%

(1)	The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of these shares.

(2)
The total number of shares of our common stock outstanding as of December 10, 2007 is 17,110,016. The percentages are calculated on the basis of the amount of shares outstanding plus shares which may be acquired through the exercise of options, warrants, rights or conversion privileges by such holder within sixty (60) days of such date.

(3)
Pursuant to a Note Purchase Agreement dated July 19, 2006 as amended on March 14, 2007, we issued a new unsecured convertible note for $2,685,104.17 (the “Note”) to Mr. DeLuca. No interest or principal payments are required under the Note until its maturity on October 19, 2008. Principal, together with any accrued and unpaid interest, on the Note is convertible at any time into shares of our common stock at a conversion price of $0.35 per share. Assuming Mr. DeLuca converted the Note and the accrued but unpaid interest thereon as of December 10, 2007, he would be entitled to receive 9,024,933 shares of our common stock. Includes a warrant to acquire 200,000 shares of our common stock at $0.35 per share, expiring on July 19, 2009. Includes a warrant to acquire 300,000 shares of our common stock at $1.53 per share, expiring on October 17, 2008. The information is based on a Schedule 13D/A filed with the SEC on April 4, 2007. Mr. DeLuca has direct beneficial ownership of and has sole voting and investment dispositive power over all the reported shares.

(4)
Includes options to acquire 2,692,328 shares of our common stock, which are currently exercisable at prices ranging from $0.44 to $4.40 per share. Options expire as to 1,357,000 shares on June 15, 2009, as to 343,125 on December 15, 2010, as to 375,000 on April 19, 2011 and as to 100,000 on August 17, 2011. With the exception of the options, 10,500 shares held in a nominee name, 286 shares held in joint tenancy and 714 shares held individually, all of Mr. Morini’s shares and warrant are held by Morini Investments Limited Partnership, a Delaware limited partnership, of which Mr. Morini is the sole limited partner and Morini Investments LLC, a Delaware limited liability company, is the sole general partner. Mr. Morini is the sole member of Morini Investments LLC.

(5)
The information is based solely on a Schedule 13G/A filed with the SEC on January 22, 2007. Royce & Associates LLC has direct beneficial ownership of and has sole voting and dispositive power over all the reported shares.

(6)
The information is based solely on a Schedule 13G/A filed with the SEC on February 2, 2007 by Manulife Financial Corporation (“MFC”). MFC may be deemed to have beneficial ownership of the shares through its indirect, wholly-owned subsidiary John Hancock Advisers, LLC. John Hancock Advisers, LLC has direct beneficial ownership of and has sole voting and dispositive power over all the reported shares.

(7)
The information is based solely on a Schedule 13D filed with the SEC on June 9, 2003, by Fromageries Bel S.A. Fromageries Bel S.A. has direct beneficial ownership of all the reported shares. Unibel, a French limited partnership, is deemed to beneficially own the reported shares by reason of the provisions of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. Each of Fromageries Bel S.A. and Unibel, a French limited partnership, has shared voting power and shared dispositive power over all the reported shares of our common stock.

(8)
Includes options to acquire 150,000 shares of our common stock at $1.53 per share. Such options expire on October 17, 2008. The information is based solely on a Schedule 13G/A filed with the SEC on February 12, 2007. BC Advisors LLC (“BCA”) has direct beneficial ownership of and has sole voting and dispositive power over all the reported shares. BC Advisors LLC acquired the shares for the account of SRB Greenway Capital, L.P. (“SRBGC”), SRB Greenway Capital (Q.P.), L.P. (“SRBQP”), and SRB Greenway Offshore Operating Fund, L.P. (“SRB Offshore”). BCA is the general partner of SRB Management, L.P. which is the general partner of SRBGC, SRBQP and SRB Offshore. Steven R. Becker is the sole principal of BCA.

SECURITY OWNERSHIP OF MANAGEMENT

The following table describes the beneficial ownership of our common stock by (i) each Named Executive Officer, (ii) each director, and (iii) all of our directors and executive officers as a group, outstanding as of December 10, 2007. Beneficial ownership has been determined in accordance with the rules of the SEC to include securities that a named person has the right to acquire within sixty (60) days:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)

David H. Lipka	381,353	(3)	2.2%

Michael E. Broll	301,114	(4)	1.7%

Peter J. Jungsberger	125,000	(5)	*

Robert S. Mohel	110,000	(5)	*

Salvatore J. Furnari	103,912	(6)	*

John W. Jackson	97,786	(7)	*

All executive officers and directors as a group	1,119,165		6.2%
* Less than 1%.

(1)
The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of these shares. Each of these persons may be contacted at Galaxy’s address of 5955 T.G. Lee Blvd., Suite 201, Orlando, FL 32822.

(2)
The total number of shares of our common stock outstanding as of December 10, 2007 is 17,110,016. The percentages are calculated on the basis of the amount of shares outstanding plus shares which may be acquired through the exercise of options, warrants, rights or conversion privileges by such holder within sixty (60) days of such date.

(3)
Includes currently exercisable options to acquire (a) 100,000 shares of our common stock at $0.44 per share, expiring on August 17, 2011; (b) 200,000 shares of our common stock at $2.17 per share, expiring on December 17, 2007; (c) 225 shares of our common stock at $2.90 per share, expiring on October 1, 2013; (d) 286 shares of our common stock at $1.20 per share, expiring on October 1, 2014; and (e) 286 shares of our common stock at $1.75 per share, expiring on October 1, 2015.

(4)
Includes currently exercisable options to acquire (a) 100,000 shares of our common stock at $0.44 per share, expiring on August 17, 2011; and (b) 200,000 shares of our common stock at $3.29 per share, expiring on December 17, 2008.

(5)	Includes a currently exercisable option to acquire 100,000 shares of our common stock at $0.45 per share, expiring on August 7, 2011.

(6)
Includes currently exercisable options to acquire 20,000 and 10,000 shares of our common stock at $2.05 per share, which expire on November 12, 2011 and July 8, 2012, respectively. These options had an original exercise price of $5.60 and $4.55 per share, respectively, but were repriced to $2.05 on October 11, 2002. Also, includes a currently exercisable option to acquire 70,000 shares of our common stock at $2.05 per share, expiring on October 1, 2014.

(7)
Includes a currently exercisable option to acquire 7,000 shares of our common stock at $1.28 per share, expiring on October 1, 2014. Also, includes currently exercisable options to acquire 89,286 shares of our common stock at $2.05 per share. These options had original exercise prices ranging from $2.84 to $4.40 per share, but were repriced to $2.05 on October 11, 2002. Options expire as to 14,286 shares on September 24, 2008 and as to 75,000 shares on April 19, 2011.

CHANGE IN CONTROL

Pursuant to a Note Purchase Agreement dated July 19, 2006, we issued a new unsecured convertible note for $2,685,104 (the “Convertible Note”) to Mr. Frederick DeLuca. The Convertible Note accrues interest at 12.5% per annum. No interest or principal payments are required under the Convertible Note until its maturity. Principal, together with any accrued and unpaid interest, on the Convertible Note is convertible at any time prior to payment into shares of our common stock at a conversion price of $0.35 per share. Pursuant to a Note Modification Agreement dated March 14, 2007, Galaxy and Mr. DeLuca agreed to extend the maturity date of the Convertible Note from October 19, 2007 to October 19, 2008. All other terms of the Convertible Note remain the same.

As a result of the convertible features of the Convertible Note, Mr. DeLuca’s ownership in Galaxy may increase from approximately 23% to nearly 52% by October 2008. The calculation of ownership assumes, among other things, that Mr. DeLuca converts the entire amount of principal and all accrued interest on the Convertible Note through October 19, 2008 into an aggregate of 9,861,364 shares and exercises of all of his currently outstanding warrants into 500,000 shares of our common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and stockholders owning more than 10% of our common stock are required by SEC regulations to provide Galaxy with copies of all the reports they file pursuant to Section 16(a).

Based solely upon our review of those reports required by Section 16(a) and filed by or on behalf of our officers, directors and stockholders owning greater than 10% of our common stock, or written representations that no such reports were required to be submitted by such persons, we believe that during the fiscal year ended March 31, 2007, all of the officers, directors and stockholders owning greater than 10% of our common stock complied with all applicable Section 16(a) filing requirements except directors, David H. Lipka, Peter J. Jungsberger, and Robert S. Mohel. Each named individual filed one Form 4 report containing one transaction related to the acquisition of stock on the open market after the required two-day reporting period. Additionally, former director Angelo S. Morini filed one transaction related to the disposition of stock to Galaxy after the required two-day reporting period.

STOCK PERFORMANCE GRAPH

The following graph provides a comparison of Galaxy’s cumulative total stockholder return on Galaxy’s common stock with the cumulative total return of the Standard & Poor’s SmallCap Index and a peer group index for the five-year period beginning April 1, 2002:

Comparative of Five Year (1) Cumulative Total Returns of (2)
Galaxy Nutritional Foods Common Stock, the S&P SmallCap Index (3) and a Peer Group Index (4)

Comparative of Five Year (1) Cumulative Total Returns of (2)
Galaxy Nutritional Foods Common Stock, the S&P SmallCap Index (3) and a Peer Group Index (4)
	2003	2004	2005	2006	2007

Galaxy Nutritional Foods	$34.44	$36.54	$42.36	$16.76	$13.26

S&P SmallCap	$74.53	$115.63	$129.58	$159.26	$166.15

Peer Group	$72.84	$122.05	$117.98	$117.19	$115.58

(1)	Compares fiscal years ending on or about March 31st of the years indicated.

(2)	The comparison of total return on investment assumes $100 invested on April 1, 2002 in Galaxy Nutritional Foods common stock and in each S&P Small Cap Index and the Peer Group.

(3)
The S&P Small Cap Index is composed of public companies with market capitalizations between zero and $1 billion. As of December 10, 2007, Galaxy had a market capitalization of approximately $4.3 million.

(4)
Companies in the Peer Group Index are food manufacturing and distribution companies within the S&P Noncyclical/Food Processing Group Indexes. The companies included are Kraft Foods, Lifeway, Hain Celestial Group, Conagra Foods, Tofu Time, United Natural Foods and Chiquita Brands International.

OTHER BUSINESS

Galaxy does not know of any other business to be presented to the Annual Meeting and does not intend to bring any other matters before such meeting. If any other matters properly do come before the Annual Meeting, however, the persons named in the accompanying proxy are empowered, in the absence of contrary instructions, to vote according to their best judgment.

STOCKHOLDER PROPOSALS

We anticipate that our next Annual Meeting of Stockholders will be held in September 2008. Stockholders interested in presenting a proposal to be considered for inclusion in this Proxy Statement and form of proxy may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be considered for inclusion, stockholder proposals must be submitted in writing to the Corporate Secretary at Galaxy’s principal executive offices before July 1, 2008. It is suggested that proponents submit their proposals by Certified Mail-Return Receipt Requested.

In addition, Rule 14a-4 under the Securities Exchange Act of 1934, as amended, limits the circumstances under which the proxy card distributed by registered companies to their stockholders may permit those companies to cast the votes represented by the proxy voting cards in their sole discretion. As applied to Galaxy, the most important limitation is that for proposals made by a stockholder at the 2008 Annual Meeting that are not properly submitted by the stockholder for inclusion in our own proxy materials, we may vote proxies in our discretion with respect to those proposals only if we have not received notice from the stockholder by July 1, 2008 at the latest that the stockholder intends to make those proposals at the next Annual Meeting.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document filed by Galaxy at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can also review our electronically filed reports, proxy statements and other information on the SEC’s website at http://www.sec.gov. Our Common Shares are quoted on the OTC Bulletin Board under the symbol “GXYF”.

You may also request a copy of public filings from Galaxy directly. Such a request should be directed to Galaxy Nutritional Foods, Inc., 5955 T.G. Lee Blvd., Suite 201, Orlando, FL 32822; Attention: Investor Relations, or if by telephone, (407) 855-5500. Galaxy maintains on its website, www.galaxyfoods.com, recent filings on SEC Forms 10-K, 10-Q and 8-K, and these may be viewed or downloaded without charge from our website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” certain the information we file with it, which means that we can disclose important information to you by referring you to the documents in which such information is contained. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2007 and September 30, 2007. Additionally, we incorporate by reference our Current Reports on Form 8-K filed since September 30, 2007 dated as of November 13, 2007 and December 3, 2007.

We will provide without charge to each person to whom a proxy is delivered, upon written or oral request of such person, a copy of the information incorporated by reference in this Proxy Statement (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference), by first class mail or other equally prompt means within one business day of receipt of such request. Such a request should be directed to Galaxy Nutritional Foods, Inc., 5955 T.G. Lee Blvd., Suite 201, Orlando, FL 32822; Attention: Investor Relations, or if by telephone, (407) 855-5500.

STOCKHOLDERS ARE REQUESTED TO VOTE YOUR SHARES BY PHONE OR BY SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

▼	FOLD AND DETACH HERE AND READ THE REVERSE SIDE	▼

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

GALAXY NUTRITIONAL FOODS, INC.

The undersigned hereby appoints DAVID H. LIPKA and MICHAEL E. BROLL, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Galaxy Nutritional Foods, Inc. (“Galaxy” or the “Company”) held of record by the undersigned at the close of business on December 3, 2007, at the Annual Meeting of Stockholders of Galaxy to be held at Galaxy’s headquarters, 5955 T.G. Lee Blvd., Suite 201, Orlando, FL 32822, at 10:00 a.m., Eastern Standard Time, on Friday, January 18, 2008, or at any adjournment thereof.

(Continued, and to be marked, dated, and signed, on the other side)

VOTE BY TELEPHONE
QUICK êêê EASY êêê IMMEDIATE

Galaxy Nutritional Foods, Inc.

Voting by telephone is quick, easy and immediate. As a Galaxy Nutritional Foods, Inc. stockholder, you have the option of voting your shares electronically on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically by telephone must be received by 7:00 p.m., Eastern Standard Time, on Thursday, January 17, 2008.

To Vote Your Proxy by Telephone
1 (866) 894-0537
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE CARD BELOW IF YOU ARE VOTING BY TELEPHONE.

To Vote Your Proxy by Mail
Mark, sign, and date your proxy card below, detach it, and return it in the postage-paid envelope provided.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” PROPOSALS 1 AND 2. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE FOR THE PROPOSALS.

1	PROPOSAL TO ELECT FOUR DIRECTORS, FOR A TERM OF ONE YEAR EACH, UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFY.

☐  FOR all nominees listed below    ☐  WITHHOLD AUTHORITY to vote for all nominees marked below

(INSTRUCTION: To withhold authority to vote for any nominee, draw a line through such nominee’s name)
1. DAVID H. LIPKA  2. MICHAEL E. BROLL  3. PETER J. JUNGSBERGER  4. ROBERT S. MOHEL

2	PROPOSAL TO RATIFY THE RETENTION OF CROSS, FERNANDEZ, AND RILEY, LLP AS THE INDEPENDENT AUDITORS OF GALAXY FOR THE FISCAL YEAR ENDING MARCH 31, 2008.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature ____________________________ Signature ____________________________ Date ____________________
NOTE: Please sign name exactly as it appears hereon. When shares are held by joint owners, each owner should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.